EXHIBIT 8.1

Principal Subsidiaries

At 31 December 2005	Country	Percentage of voting share capital held	Principal activity

UK

AstraZeneca UK Limited	England	100[1]	Research and development,
			manufacturing, marketing

AstraZeneca Insurance Company Limited	England	100	Insurance and reinsurance
			underwriting

AstraZeneca Treasury Limited	England	100	Treasury

Continental Europe

NV AstraZeneca SA	Belgium	100	Manufacturing, marketing

AstraZeneca Dunkerque Production SCS	France	100	Manufacturing

AstraZeneca SAS	France	100	Research, manufacturing,
			marketing

AstraZeneca GmbH	Germany	100	Development, manufacturing,
			marketing

AstraZeneca Holding GmbH	Germany	100	Manufacturing, marketing

AstraZeneca SpA	Italy	100	Manufacturing, marketing

AstraZeneca Farmaceutica Spain SA	Spain	100	Manufacturing, marketing

AstraZeneca AB	Sweden	100	Research and development,
			manufacturing, marketing

AstraZeneca BV	The Netherlands	100	Marketing

The Americas

AstraZeneca Canada Inc.	Canada	100	Research, manufacturing,
			marketing

IPR Pharmaceuticals Inc.	Puerto Rico	100	Development, manufacturing,
			marketing

AstraZeneca LP	US	99	Research and development,
			manufacturing, marketing

AstraZeneca Pharmaceuticals LP	US	100	Research and development,
			manufacturing, marketing

Zeneca Holdings Inc.	US	100	Manufacturing, marketing

Asia, Africa & Australasia

AstraZeneca Pty Limited	Australia	100	Development, manufacturing,
			marketing

AstraZeneca KK	Japan	80	Manufacturing, marketing

[1] Shares held directly